Exhibit 99.1

FLORIDIAN FINANCIAL GROUP, INC.

FOR IMMEDIATE RELEASE

Floridian Financial Group Announces Reorganization Plan

LAKE MARY, Fla – August 25, 2011 – Floridian Financial Group, Inc. (“Floridian”) announced today a reorganization plan to continue its ongoing efforts to cut costs and increase efficiency in the poor economic climate. As part of this reorganization plan, as previously announced, Floridian will seek regulatory approval to consolidate the charters of Floridian’s two subsidiary banks, Floridian Bank and Orange Bank of Florida. Once regulatory approval is received, the two banks will operate as one bank, Floridian Bank.

“We have had centralized operations for some time now and this move is the final step in creating the efficiency needed. This consolidation is similar to what Charlie Brinkley and I did with Peninsula and Southern Community Bank in 2003,” stated Thomas H. Dargan, Jr., President of Floridian.

The proposed charter consolidation will lead to a reduction in the size of the management team. Charlie W. Brinkley, Jr. has offered to resign as Chairman and Chief Executive Officer of Floridian and Chief Executive Officer and President of Orange Bank of Florida. Mr. Brinkley’s resignation will be effective September 15, 2011.

Mr. Dargan states “Charlie has been a driving force in this turbulent time during these last four years. This change will give him a chance to return to Tennessee where his family resides.” Since Mr. Brinkley joined the bank, Floridian has grown 121.1% to $490.5 million. Mr. Brinkley, a highly respected community banker, has been in the banking industry for thirty-two years, is a Past Chairman of the Florida Banker’s Association, and received the 1999 Florida Banker of the Year award.

“From a business perspective, there is nothing I love more than community banking, especially in Florida. Over the last four years, we have experienced the most difficult economic environment I have experienced in over three decades as a community banker. But, we have taken strong action to put Floridian in a terrific position going forward. Now, I look forward to living full time in Tennessee with my family,” stated Mr. Brinkley.

Floridian has always attracted experienced and seasoned local bankers. Floridian’s strong management team will now have four former bank presidents working for the organization. Mr. Dargan, current president of Orange Bank of Florida and past CEO of two Florida community banks, will be appointed Chief Executive Officer of Floridian. Mr. Dargan has worked closely with Mr. Brinkley in two previous successful bank ventures. Keith Bulko, currently Floridian Bank’s president, will remain as president of the consolidated bank. Marshall Vermillion and John Graham, both veteran Orlando bankers, will continue in their current roles with Floridian.

“While management transitions can be difficult, as one of the largest shareholders of Floridian, I have the utmost confidence in our existing management team,” Mr. Brinkley added. “I expect that the strategies we have put in place at Floridian to grow assets and improve earnings will be successful. Our management and Board are very excited about the progress we have already made over the past twelve months.”

Exhibit 99.1

About Floridian Financial Group, Inc.

Floridian is a multi-bank holding company headquartered in Lake Mary, Florida. Floridian’s banking subsidiaries, Floridian Bank and Orange Bank of Florida, are Florida chartered commercial banks, which collectively operate 10 branches in Central Florida, including Orange, Seminole, Citrus, Lake, Flagler, and Volusia counties. As of June 30, 2011, Floridian had total assets of $490.5 million, deposits of $439.6 million, total gross loans of $309.8 million and total shareholders’ equity of $40.3 million.

Caution Concerning Forward Looking Statements

This Press Release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, among other things, statements about our beliefs, plans, objectives, goals, expectations, estimates and intentions that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control such as whether the consolidation of Floridian’s subsidiary banks’ charters will be approved; whether Floridian will realized savings from increased efficiencies; whether the business strategies to grow assets and improve earnings will be successful; and the ability to retain Floridian’s key personnel. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under “Risk Factors” in Part I, Item 1A of Floridian’s Annual Report on Form 10-K for the year ended December 31, 2010, and Floridian’s other filings with the SEC as well as: legislative or regulatory changes; regulatory risk; the loss of Floridian’s key personnel; ability to successfully develop a strategy to grow assets and improve earnings; Floridian’s need and Floridian’s ability to incur additional debt or equity financing; Floridian’s ability to comply with the extensive laws and regulations to which Floridian is subject; other risks described from time to time in Floridian’s filings with the SEC; and Floridian’s ability to manage the risks involved in the foregoing.

However, other factors besides those referenced also could adversely affect Floridian’s results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by Floridian or on Floridian’s behalf speak only as of the date they are made. Floridian does not undertake to update any forward-looking statement, except as required by applicable law.

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CONTACTS:

Floridian Financial Group, Inc.
Thomas H. Dargan, Jr., President
(386) 274-6050

 Floridian Financial Group, Inc.
Charlie W. Brinkley, Jr., Chairman & CEO
(407) 321-3233